Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-277758, 333-166862, 333-167822, 333-174282, 333-182964, 333-183557, 333-187710, 333-188066, 333-201824, 333-209000, 333-217182, 333-218807, 333-254155, and 333-254167) and Form S-8 (No. 333-101651, 333-122844, 333-163396, 333-192531, 333-205661, 333-219204, 333-233132, 333-254158, 333-259853, and 333-275505) of Lineage Cell Therapeutics, Inc. (the “Company”), of our report dated March 10, 2025, relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2024, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Moss Adams LLP

San Diego, California
March 10, 2025